PRESS RELEASE

Date:	July 23, 2004

From:	MutualFirst Financial, Inc.

For Publication:	Immediately

Contact:	Tim McArdle, Senior Vice President and Treasurer of
MutualFirst Financial, Inc. (765) 747-2818

MutualFirst Announces Second Quarter 2004 Earnings

Muncie, Indiana- MutualFirst Financial, Inc. (NASDAQ: MFSF), the holding company of Mutual Federal Savings Bank (the "Bank"), announced today that net income for the second quarter ended June 30, 2004 was $1.8 million, or $.38 for basic and $.37 for diluted earnings per share. This compared to net income for the comparable period in 2003 of $2.4 million, or $.49 for basic and $.47 for diluted earnings per share. The 21.3% decrease in diluted earnings per share was primarily a result of reduced gain on sale of mortgage loans and smaller cash surrender value appreciation when compared to the year ago quarter. Annualized return on assets was .89% and return on equity was 7.59% for the second quarter of 2004 compared to 1.21% and 10.15% respectively, for the same period of last year.

Net income for the six months ended June 30, 2004 was $3.8 million or $.79 for basic and $.77 for diluted earnings per share. This compared to net income for the comparable period in 2003 of $4.5 million or $.89 for basic and $.86 for diluted earnings per share. The 10.5% decrease in diluted earnings per share was primarily a result of reduced gain on sale of mortgage loans and smaller cash surrender value appreciation when compared to the same period in 2003. Annualized return on average assets was .93% and return on average equity was 7.84% for the first half of 2004 compared to 1.14% and 9.41% respectively, for the same period of last year.

Assets totaled $818.4 million at June 30, 2004, a decrease from December 31, 2003 of $5.4 million. Loans, excluding loans held for sale, decreased $6.1 million or .9%. Consumer loans increased $2.8 million, or 1.5%, and commercial business loans increased $3.8 million, or 8.6%, while residential mortgage loans held in portfolio decreased $12.5 million. Mortgage loans held for sale increased $119,000 and mortgage loans sold during the first half of 2004 totaled $29.6 million.

Allowance for loan losses increased $241,000 from $6.8 million at December 31, 2003 to $7.0 million at June 30, 2004. Net charge offs for the first half of 2004 were $516,000 or ..15% of average loans on an annualized basis compared to $497,000, or .15% of average loans for the comparable period in 2003. As of June 30, 2004 allowance for loan losses as a percentage of loans receivable and non-performing loans was 1.00% and 179.59%, respectively.

Total deposits were $570.6 million at June 30, 2004 a decrease of $8.7 million, or 1.5% from December 31, 2003. Excluding an $17.8 million decrease in volatile short term public funds, retail deposits grew $9.1 million. Of this growth, $2.4 million was in non-interest bearing deposits. Total borrowings increased $8.2 million to $145.3 million at June 30, 2004 from $137.1 million at December 31, 2003.

Stockholders' equity decreased $5.3 million, or 5.4%, from $97.5 million at December 31, 2003, to $92.2 million at June 30, 2004. The decrease was due primarily to the repurchase of 365,385 shares of common stock for $8.6 million and dividend payments of $1.2 million. These decreases were partially offset by net income of $3.8 million, Employee Stock Ownership Plan (ESOP) shares earned of $379,000, and RRP shares earned of $300,000. Also, the market value of securities available for sale compared to their book value decreased $279,000 from a gain of $234,000 at December 31, 2003 to a loss of $45,000 at June 30, 2004.

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Net interest income decreased $72,000 from $6.9 million for the three months ended June 30, 2003, to $6.8 million for the three months ended June 30, 2004. The net interest margin decreased from 3.81% for the three-month period ended June 30, 2003, to 3.66% for the comparable period in 2004 as yields on interest-earning assets decreased at a slightly faster rate than the decrease in the cost of interest-bearing liabilities. Net interest income decreased $69,000 for the six months ended June 30, 2004 compared to the six months ended June 30, 2003. The net interest margin decreased from 3.83% for the six-month period ended June 30, 2003, to 3.65% for the comparable period in 2004 for the same reason mentioned above. This lower margin was partially offset by a $31.4 million increase in average interest-earning assets when comparing the first half of 2004 to that of 2003.

The provision for loan losses for the second quarter of 2004 was $530,000, compared to $375,000 for last year's comparable period. Non-performing loans to total loans at June 30, 2004 were .55% compared to .58% at June 30, 2003. Non-performing assets to total assets were .57% at June 30, 2004 compared to .68% at June 30, 2003. The reason for the increased loan loss provision was the re-classification of two non-performing commercial credits totaling $720,000 from sub-standard to doubtful. With this quarter's addition to the loan loss provision management believes loan loss reserves to be adequate.

Non-interest income decreased $522,000 or 26.2%, to $1.5 million for the three months ended June 30, 2004 compared to $2.0 million for the same period in 2003. Due to reduced mortgage refinancing activity in the 2004 quarter, gain on sale of loans (including a $140,000 reduction in mortgage servicing rights reserve) was $217,000, down from $573,000 in the comparable 2003 quarter. Also, the increase in cash surrender value of life insurance was $255,000 less for the second quarter in 2004 when compared to the comparable 2003 quarter due to the receipt of life insurance proceeds in 2003 following the death of a former director of Marion Capital Holdings Inc. (a December, 2000 merger partner). Non-interest income for the six months ended June 30, 2004 decreased $388,000 from $3.4 million for the six months ended June 30, 2003 to $3.0 million. This decrease was due primarily to the reasons set forth above, partially offset by a gain in equity of limited partnerships of $22,000 in the first half of 2004 compared to a loss of $225,000 in the comparable period in 2003.

Non-interest expense remained steady at $5.2 million when comparing the three months ended June 30, 2004 to the same period in 2003. For the six-month period non-interest expense was up $395,000 when comparing the first half of 2004 to the same period in 2003. The majority of this increase was due to a $116,000 increase in health insurance premium costs, a reduction of deferred compensation relating to mortgage originations of $106,000, and a $106,000 increase in the cost of RRP and ESOP plans.

Income tax expense decreased $182,000 for the three months ended June 30, 2004 compared to the same period in 2003. The decrease resulted from decreased taxable income, partially offset by an increase in the effective tax rate from 28.3% to 29.6%. For the six-month period ended June 30, 2004, income tax expense decreased $182,000 compared to the same period in 2003. The decrease was due primarily to decreased taxable income, partially offset by an increase in the effective tax rate from 28.5% to 29.7%.

MutualFirst Financial, Inc. and Mutual Federal Savings Bank are headquartered in Muncie, Indiana with eighteen full service offices in Delaware, Randolph, Kosciusko and Grant counties.

Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

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MUTUALFIRST FINANCIAL INC.

	30-Jun	31-Dec
Selected Financial Condition Data(Unaudited):	2004	2003

	(000)	(000)

Total Assets	$818,408	$823,791

Cash and cash equivalents	18,183	23,068

Loans held for sale	2,094	1,975

Loans receivable, net	697,591	703,981

Investment securities available for sale, at fair value	36,495	33,472

Total deposits	570,635	579,362
Total borrowings	145,283	137,103
Total stockholders' equity	92,231	97,520

	Three Months	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended	Ended
	30-Jun	31-Mar	30-Jun	30-Jun	30-Jun
Selected Operations Data (Unaudited):	2004	2004	2003	2004	2003

	(000)	(000)	(000)	(000)	(000)

Total interest income	$11,048	$11,197	$11,737	$22,245	$23,528
Total interest expense	4,211	4,367	4,828	8,578	9,792

Net interest income	6,837	6,830	6,909	13,667	13,736
Provision for loan losses	530	227	375	757	750

Net interest income after provision
for loan losses	6,307	6,603	6,534	12,910	12,986

Non-interest income
Fees and service charges	743	702	748	1,445	1,447
Equity in gains (losses) of limited partnerships	19	3	(78)	22	(225)
Commissions	154	143	175	297	350
Net gain on loan sales and servicing	217	395	573	612	923
Increase in cash surrender value of life insurance	247	258	502	505	796
Other income	88	40	70	128	105

Total non-interest income	1,468	1,541	1,990	3,009	3,396

Non-interest expense
Salaries and benefits	3,329	3,440	3,221	6,769	6,477
Occupancy and equipment	684	698	641	1,382	1,284
Data processing fees	150	197	151	347	310
Deposit insurance expense	22	22	22	44	45
Marketing	147	95	227	242	323
Other expenses	866	890	927	1,756	1,706

Total non-interest expense	5,198	5,342	5,189	10,540	10,145

Income before taxes	2,577	2,802	3,335	5,379	6,237
Income tax provision	763	834	945	1,598	1,780

Net income	$1,814	$1,968	$2,390	$3,781	$4,457

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	Three Months	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended	Ended
Selected Financial Ratios and Other Financial Data	30-Jun	31-Mar	30-Jun	30-Jun	30-Jun
(Unaudited):	2004	2004	2003	2004	2003

Share and per share data:
Average common shares outstanding
Basic	4,732,176	4,797,668	4,869,462	4,764,922	5,002,173
Diluted	4,879,960	4,977,754	5,044,636	4,928,857	5,166,765
Per share:
Basic earnings	$0.38	$0.41	$0.49	$0.79	$0.89
Diluted earnings	$0.37	$0.40	$0.47	$0.77	$0.86
Dividends	$0.12	$0.11	$0.10	$0.23	$0.20
Dividend payout ratio	32.43%	27.50%	21.28%	29.87%	23.26%
Performance Ratios:
Return on average assets (ratio of net
income to average total assets)(1)	0.89%	0.96%	1.21%	0.93%	1.14%
Return on average equity (ratio of net
income to average equity)(1)	7.59%	8.08%	10.15%	7.84%	9.41%
Interest rate spread information:
Average during the period(1)	3.53%	3.50%	3.65%	3.50%	3.65%

Net interest margin(1)(2)	3.66%	3.64%	3.81%	3.65%	3.83%

Efficiency Ratio	62.59%	63.82%	58.31%	63.20%	59.22%

Ratio of average interest-earning
assets to average interest-bearing
liabilities	106.04%	106.53%	106.38%	106.28%	106.58%

Allowance for loan losses:
Balance beginning of period	$6,799	$6,779	$6,441	$6,779	$6,286
Charge offs:
One- to four- family	111	50	38	161	93
Multi-family	0	0	0	0	0
Commercial real estate	13	0	114	13	114
Construction or development	0	0	0	0	0
Consumer loans	255	254	210	509	381
Commercial business loans	0	115	0	115	19

Sub-total	379	419	362	798	607

Recoveries:
One- to four- family	2	18	24	20	27
Multi-family	0	0	0	0	0
Commercial real estate	2	159	0	161	0
Construction or development	0	0	0	0	0
Consumer loans	66	35	58	101	80
Commercial business loans	0	0	3	0	3

Sub-total	70	212	85	282	110

Net charge offs	309	207	277	516	497
Additions charged to operations	530	227	375	757	750

Balance end of period	$7,020	$6,799	$6,539	$7,020	$6,539

Net loan charge-offs to average loans (1)	0.18%	0.17%	0.16%	0.15%	0.15%

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	June 30,	March 31,	June 30,
	2004	2004	2003

Total shares outstanding	4,949,919	5,199,725	5,267,974
Tangible book value per share	$18.45	$18.40	$17.85

Nonperforming assets (000's)
Loans: Non-accrual	$3,366	$3,692	$3,915
Past due 90 days or more	543	214	90
Restructured	0	0	0

Total nonperforming loans	3,909	3,906	4,005
Real estate owned	303	631	928
Other repossessed assets	463	501	494

Total nonperforming assets	$4,675	$5,038	$5,427

Asset Quality Ratios:
Non-performing assets to total assets	0.57%	0.62%	0.68%
Non-performing loans to total loans	0.55%	0.56%	0.58%
Allowance for loan losses to non-performing loans	179.59%	179.72%	163.27%
Allowance for loan losses to loans receivable	1.00%	1.02%	0.97%

(1) Ratios for the three and six month periods have been annualized.

(2) Net interest income divided by average interest earning assets.

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